Exhibit 99.1

CONTACT:	Edward Heffernan Chief Financial Officer Alliance Data Systems Tel: 972-348-5191 Julie Prozeller Financial Dynamics Tel: 212-850-5608 Media: Shelley Whiddon Tel: 972-348-4310

ALLIANCE DATA SYSTEMS ANNOUNCES
RECORD FIRST QUARTER RESULTS
* Company raises guidance for 2005

Dallas, TX, April 20, 2005 – Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced results for its first quarter ended March 31, 2005.

Total first quarter revenue increased 20 percent to $375.9 million compared to $312.0 million for the first quarter of 2004. Net income increased 15 percent to $37.2 million for the first quarter of 2005, or $0.43 per diluted share, compared to $32.3 million, or $0.39 per diluted share, for the first quarter of 2004.

Adjusted EBITDA (EBITDA before non-cash stock compensation expense) for the first quarter of 2005 increased 13 percent to $88.9 million compared to $78.4 million for the first quarter of 2004. Cash earnings increased 25 percent to $44.5 million compared to $35.6 million for the first quarter of 2004. Cash earnings per diluted share increased 21 percent to $0.52 per diluted share compared to $0.43 per diluted share for the first quarter of 2004. (See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings and cash earnings per diluted share.)

“We are pleased with our first quarter results and our strong start to 2005,” commented Mike Parks, chairman and chief executive officer. “The quarter’s record revenue was led by strong performance in Marketing Services as our AIR MILES® Reward Program continued the successful roll out of two major national programs Rona, a leading retailer in the home improvement market and the Bank of Montreal\WestJet Airlines tri-branded MasterCard. In addition, our recent acquisition Epsilon Data Management, Inc. has signed an agreement with the world’s largest lawn care services company, TruGreen ChemLawn. In addition, our private label business showed surprising strength. Alliance continues to benefit from

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April 20, 2005

significant client wins over the past two years, as well as client renewals, contract expansions and strong core growth across our business lines. This momentum has continued in the first quarter with new private label wins including Z Gallerie and Hanover Direct, as well as a contract renewal with Pacific Sunwear of California. As a result of our strong performance in the first quarter, we remain confident in our future.”

Segment Review
Transaction Services revenue decreased 2 percent in the first quarter to $167.7 million compared to the prior year. This segment consists of Alliance’s utility services and traditional merchant services as well as transaction-related components of private label. Revenue was adversely impacted by difficult private label credit sales comparisons versus prior year which resulted in lower statement-generated growth, a key driver in this segment. In addition, revenue growth was impacted by a grow-over issue related to a utility services client that declared bankruptcy and ceased operations in the fourth quarter of 2004 as well as certain pruning of non-core, low margin accounts in our merchant services business. Adjusted EBITDA for the first quarter decreased 16 percent to $20.1 million. Results reflect the items mentioned above plus incremental expenses associated with the Company’s streamlining effort in utility services, which is on track to be completed by June 2005.

Credit Services revenue increased 7 percent in the first quarter to $151.4 million compared to the prior year. Adjusted EBITDA for the first quarter increased 20 percent to $47.5 million compared to the prior year. The growth was driven by solid trends in four of our five key drivers: portfolio growth, credit losses, funding costs and operating leverage. All trended favorably and more than offset less than robust private label credit sales, which faced difficult year over year comparisons.

Marketing Services revenue increased 71 percent in the first quarter to $137.4 million compared to the prior year. Adjusted EBITDA for the first quarter increased 44 percent to $21.3 million compared to the prior year. The overperformance in both revenue and adjusted EBITDA was driven by firm pricing, a lack of AIR MILES® Reward Program Sponsor attrition and the continued strong rollout of major national programs. In addition, Epsilon Data Management, Inc. contributed strong results in its first full quarter since being acquired in November 2004. Revenue related to our AIR MILES Reward Program and Epsilon both grew in excess of 20 percent on a pro forma basis for the first quarter.

Outlook

For full year 2005, the Company’s three growth engines are expected to continue to cycle leadership roles, with anticipated over-performance from Marketing Services and continued solid performance from our private label business. Partially offsetting this will be infrastructure expenses aimed at streamlining operations in our utility services business. Based on Alliance’s strong performance this quarter, the Company is comfortable raising its guidance for 2005. Specifically, the Company is increasing its 2005 cash earnings per share estimate to $1.87-$1.90, versus the $1.81-$1.83 stated previously. The new guidance represents 21 percent to 23 percent cash earnings per share growth versus 2004.

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April 20, 2005

During the second quarter, the Company expects cash earnings per share of approximately $0.44, or approximately 20 percent growth over the second quarter of 2004. This reflects expectations of continued over-performance in Marketing Services offset by the seasonality in Credit Services and the final phase of streamlining efforts in our utility services business.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash carnings per diluted share. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data Systems will host a conference call on April 20, 2005 at 5 p.m. (Eastern) to discuss the Company’s first quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services. The Company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages approximately 95 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 7,500 associates at more than 30 locations in the United States and Canada. For more information about the Company, visit its website, www.alliancedatasystems.com.

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Alliance Data Systems’ Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

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ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004	Change
Revenues	$375.9	$312.0	20%

Net income	$37.2	$32.3	15%

Net income per share — diluted	$0.43	$0.39	10%

Adjusted EBITDA	$88.9	$78.4	13%

Operating EBITDA	$93.0	$77.1	21%

Cash earnings	$44.5	$35.6	25%

Cash earnings per share — diluted	$0.52	$0.43	21%

	As of	As of
	March 31,	December 31,
	2005	2004
Cash and cash equivalents	$156.7	$84.4
Seller’s interest and credit card receivables	193.2	248.1
Redemption settlement assets	243.8	243.5
Intangible assets, net	224.4	233.8
Goodwill	713.0	709.1
Total assets	2,187.5	2,239.1

Deferred revenue	549.8	547.1
Certificates of deposit	35.5	94.7
Core debt	302.8	342.8
Total liabilities	1,263.3	1,368.6
Stockholders’ equity	924.2	870.5

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ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited) (In millions)

	Three Months Ended
	March 31,
	2005	2004	Change
Segment Revenue:
Transaction Services	$167.7	$171.5	(2%)
Credit Services	151.4	141.9	7%
Marketing Services	137.4	80.3	71%
Intersegment	(80.6)	(81.7)	(1%)

	$375.9	$312.0	20%

Segment Adjusted EBITDA:
Transaction Services	$20.1	$23.9	(16%)
Credit Services	47.5	39.7	20%
Marketing Services	21.3	14.8	44%

	$88.9	$78.4	13%

Key Performance Indicators:
Statements generated	47.1	48.0	(2%)
Average core portfolio	$3,082.5	$2,912.3	6%
Private label credit sales	$1,339.2	$1,310.9	2%
AIR MILES Reward Miles issued	710.8	620.7	15%
AIR MILES Reward Miles redeemed	459.6	407.2	13%

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April 20, 2005

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(Unaudited) (In millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Total revenue	$375.9	$312.0

Total operating expenses	313.6	256.9

Operating income	62.3	55.1

Financing costs (1)	2.8	3.2

Income before income taxes	59.5	51.9
Income tax expense	22.3	19.6

Net income	$37.2	$32.3

Net income per share – basic	$0.45	$0.40

Net income per share – diluted	$0.43	$0.39

Weighted average shares outstanding – basic	82.3	80.1

Weighted average shares outstanding – diluted	85.7	83.2

(1)	Financing costs includes non-cash fair value gain on swap of zero and $2.3 million for the three months ended March 31, 2005 and 2004, respectively.

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ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(Unaudited) (In millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Adjusted EBITDA and Operating EBITDA:
Net income (GAAP measure)	$37.2	$32.3
Income tax expense	22.3	19.6
Financing costs(1)	2.8	3.2
Stock compensation expense (2)	1.4	—
Depreciation and other amortization	15.4	16.5
Amortization of purchased intangibles	9.8	6.8

Adjusted EBITDA	88.9	78.4
Plus change in deferred revenue	2.7	(0.9)
Less change in redemption settlement assets	(0.3)	(5.8)
Foreign currency impact	1.7	5.4

Operating EBITDA	$93.0	$77.1

Cash Earnings:
Net income (GAAP measure)	$37.2	$32.3
Add back non-cash non-operating items:
Amortization of purchased intangibles	9.8	6.8
Stock compensation expense (2)	1.4	—
Mark to market swap adjustment (3)	—	(2.3)
Income tax effect (4)	(3.9)	(1.2)

Cash earnings	$44.5	$35.6

Weighted average shares outstanding — diluted	85.7	83.2

Cash earnings per share — diluted	$0.52	$0.43

(1)	Financing costs includes non-cash fair value gain on swap of zero and $2.3 million for the three months ended March 31, 2005 and 2004, respectively.

(2)	In the first quarter of 2005, the Company recorded stock compensation expense primarily related to awards of time based restricted stock for certain employees.

(3)	Represents the fair value gain on an interest rate swap that does not meet the hedging requirements of Statement of Financial Accounting Standards No. 133, as revised.

(4)	Represents GAAP income taxes adjusted for the related tax benefit (expense) for the non-GAAP measure adjustments.

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ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
BEFORE STOCK COMPENSATION EXPENSE
(Unaudited) (In millions)

	Three months ended March 31, 2005
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense(2)	EBITDA(5)
Transaction Services	$4.9	$14.7	$0.5	$20.1
Credit Services	45.0	2.0	0.5	47.5
Marketing Services	12.4	8.5	0.4	21.3

	$62.3	$25.2	$1.4	$88.9

	Three months ended March 31, 2004
			Stock
	Operating	Depreciation &	compensation	Adjusted
	Income	amortization	expense (2)	EBITDA(5)
Transaction Services	$7.2	$16.7	$—	$23.9
Credit Services	37.7	2.0	—	39.7
Marketing Services	10.2	4.6	—	14.8

	$55.1	$23.3	$—	$78.4

(2)	In the first quarter of 2005, the Company recorded stock compensation expense primarily related to awards of time based restricted stock for certain employees.

(5)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation and amortization and stock compensation expense.

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